EXHIBIT 10.7

BENEFIT RESTORATION PENSION PLAN

OF

AVON PRODUCTS, INC.

Effective as of July 1, 1998

BENEFIT RESTORATION PENSION PLAN
OF
AVON PRODUCTS, INC.

Introduction

     This amendment and restatement of the Benefit Restoration Pension Plan of Avon Products, Inc. (the "Plan"), has been adopted by Avon Products, Inc. and is effective as of July 1, 1998. The Plan is designed to pay supplemental benefits to certain Employees who have qualified or may qualify for benefits under the Retirement Plan, as defined below.

     All benefits payable under this Plan shall be paid out of the general assets of the Company. The Company may establish a trust in order to aid it in providing benefits due under the Plan.

ARTICLE 1
Definitions

     1.1 “Beneficiary” shall mean the person or trust that a Member designated as such under the Retirement Plan.

     1.2 "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.3 "Company" shall mean Avon Products, Inc. or any successor by merger, purchase or otherwise, with respect to its employees; or any other affiliated company authorized by the Board of Directors to participate in the Plan.

     1.4 "Compensation Committee" shall mean the Compensation Committee of the Board of Directors of the Company.

     1.5 "Effective Date" shall mean July 1, 1998.

     1.6 "Employee" shall mean an individual who is employed by the Company at any time on or after the Effective Date.

     1.7 "Equivalent Actuarial Value" shall mean a benefit of equivalent value when computed on the basis of the same mortality table and rate or rates of interest and/or empirical tables which are being used to determine the Member's Retirement Allowance under the Retirement Plan.

     1.8 "Member" shall mean any Employee or former Employee who has become a participant in the Plan for so long as his benefits under the Plan have not been fully distributed pursuant to the Plan.

     1.9 "Normal Retirement Date" shall mean the first day of the calendar month next following the Member's attainment of age 65.

     1.10 "Plan" shall mean the Benefit Restoration Pension Plan of Avon Products, Inc., as described herein or as hereafter amended.

     1.11 "Retirement Allowance" shall mean the accrued benefit available under the Retirement Plan, determined without regard to any benefit provided under Section 17 of that Retirement Plan in the event of a change of control.

     1.12 "Retirement Board" shall mean the administrative board appointed to administer the Retirement Plan.

     1.13 "Retirement Plan" shall mean the Avon Products, Inc. Personal Retirement Account Plan as in effect on the Effective Date and as may thereafter be amended from time to time.

     1.14 "Supplemental Benefit" shall mean the accrued retirement benefit payable under the Plan.

     1.15 "Supplemental Executive Retirement Plan" or "SERP" shall mean the Supplemental Executive Retirement Plan and Supplemental Life Plan of Avon Products, Inc. as in effect on the Effective Date and as may thereafter be amended from time to time.

ARTICLE 2
Membership

     2.1 Eligibility

     (a) Every Employee who is a participant in the Retirement Plan shall become a Member of this Plan on the first day of the calendar month coincident with or next following the date his accrued Retirement Allowance is limited as a result of the application of Code Section 415 or 401(a)(17).

     (b) Each Employee who was a Member on June 30, 1998, shall continue to be a Member as of the Effective Date.

     2.2 Termination of Membership

     A Member's participation in the Plan shall terminate on the later of the date of the Member's death or termination of employment with the Company or the date benefits payable under the Plan have been fully distributed. Participation in the Plan also terminates once a Member for any reason becomes fully vested in his or her benefits accrued under the

Supplemental Executive Retirement and Life Plan of Avon Products Inc, as all of his or her supplemental retirement benefits thereafter would be provided solely by such plan.

ARTICLE 3
Amount and Payment of Benefits

     3.1 Amount of Supplemental Benefit

     The annual amount of Supplemental Benefit payable with respect to a Member, expressed as a single life annuity, shall be equal to:

     (a) the amount of the Retirement Allowance that would be payable in the form of a single life annuity if (i) the limitations of Code Section 415 were not applicable, (ii) the annual compensation limitations under Code Section 401(a)(17) were not applicable, and (iii) the definition of compensation under the Retirement Plan included compensation electively deferred by the Member for the plan year (as defined in the Retirement Plan) to a deferred compensation plan or program maintained by the Company; less

     (b) the Retirement Allowance that is actually payable to the Member.

     For purposes of this Plan Section 3.1, if any benefit under Section 3.1(b) is payable in a form other than a single life annuity or at a time other than the time Supplemental Benefits are payable under this Plan, such benefit shall be converted to a single life annuity of Equivalent Actuarial Value effective as of the day Supplemental Benefits would commence under this Plan.

     3.2 Optional Forms of Payment

     (a) Subject to approval by the Retirement Board and in accordance with paragraph (b), the Member may request that:

     (1) the Member’s Supplemental Benefit be paid in a cash lump sum which is the Equivalent Actuarial Value of the Supplemental Benefit described in Section 3.1; or

     (2) the Member’s Supplemental Benefit be payable as a single life annuity payable during the lifetime of the Member; or

     (3) the Member’s Supplemental Benefit be a joint and 50% survivor benefit. Such benefit shall be of Equivalent Actuarial Value of a single life annuity payable for the life of the Member and with the provision that after the Member's death an annual Supplemental Benefit shall be paid to the Beneficiary of the Member, equal to one-half the annual Supplemental Benefit payable during the Member's life.

     (b) Any request under paragraph (a) shall be submitted to the Retirement Board for approval six months prior to payment or commencement of payment and the Retirement Board may approve any such request with the written consent of any two members of the Retirement Board. The six month notice period may be reduced with consent of the Retirement Board.

     (c) The optional form of Supplemental Benefit requested and approved shall become effective on the first day of the month for which the Member's Supplemental Benefit otherwise would be payable. If the Member dies, or the designated Beneficiary dies before the first day of the month for which the Member's Supplemental Benefit is payable under a contingent annuitant option, such option shall thereby be revoked.

     (d) A Member's Supplemental Benefit shall commence or be payable on the date payment of his Retirement Allowance commences or is payable.

     3.3 Payment to Beneficiary

     If a Member's Beneficiary becomes entitled to a benefit pursuant to Section 4 of the Retirement Plan and such benefit is reduced by reason of the limitations of Section 415 or 401(a)(17) of the Code, a Supplemental Benefit shall be payable under this Plan to such Beneficiary. The Supplemental Benefit payable to such Beneficiary shall be determined in the manner described in Section 3.1 by substituting the benefits payable to the Beneficiary in lieu of the benefits payable to the Member thereunder.

     3.4 Restoration to Service

     If a Member who retired or otherwise terminated employment with the Company is restored to service, any payment of his Supplemental Benefit shall cease. Upon his subsequent retirement or termination, his Supplemental Benefit shall be recomputed in accordance with the provisions of this Article 3 and shall be reduced by the Equivalent Actuarial Value of the Supplemental Benefit payments he received prior to the resumption of participation in the Plan, if any in a lump sum payment.

ARTICLE 4
General Provisions

     4.1 Administration

     The Administration of the Plan, including but not limited to the exclusive and discretionary power to interpret and carry out its provisions, is the responsibility of the Retirement Board, and the provisions of Section 8 of the Retirement Plan are hereby incorporated by reference.

     4.2 Funding

     All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Company, unless the Company establishes, in its sole discretion, a trust the assets of which will be used as a source of payment for some or all benefits due hereunder. In the event a trust is established for some or all the benefits payable hereunder, the trust shall not be considered to fund, within the meaning of ERISA, the benefits under this Plan.

     4.3 No Contract of Employment

     The establishment of the Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any employee and to treat him without regard to the effect which such treatment might have upon him as a Member of the Plan.

     4.4 Facility of Payment

     In the event that the Retirement Board shall find that a Member is unable to care for his affairs because of illness or accident, the Retirement Board may direct that any benefit payment due him under this Plan, unless claim shall have been made therefor by a duly appointed legal representative, be paid to his Beneficiary, spouse, a child, a parent or other blood relative, or to a person with whom he resides, and any such payment so made shall be a complete discharge of the liabilities of the Company therefor.

     4.5 Withholding Taxes

     The Company shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.

     4.6 Nonalienation

     Subject to any applicable law, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to do shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagement or torts of the Member.

     4.7 Forfeiture for Cause

     In the event that a Member shall at any time be convicted of a crime involving dishonesty or fraud on the part of such Member in his relationship with the Company, all benefits that would otherwise be payable to him under the Plan shall be forfeited.

     4.8 Claims Procedure

     In the event that a Member or his Beneficiary claims that he has improperly been denied an appropriate Supplemental Benefit under this Plan he shall be entitled to the Claim Review Procedure set forth in the Retirement Plan following any denial of his claims by the Company.

     4.9 Construction

     (a) Except as otherwise provided by applicable law, all rights hereunder shall be governed by and construed in accordance with the laws of the State of New York and, except to the extent otherwise herein provided, consistent with the provisions of the Retirement Plan.

     (b) The masculine pronoun shall mean the feminine wherever appropriate.

ARTICLE 5
Amendment or Termination

     The Compensation Committee reserves the right to modify or amend, in whole or in part, or to terminate this Plan at any time. However, no modification, amendment or termination of the Plan shall adversely affect the right of any Member or his Beneficiary to receive the benefits accrued under the Plan in respect of such Member as of the date of modification, amendment or termination.

     IN WITNESS WHEREOF, the Company has executed this Plan as of the ___ day of _______________.

AVON PRODUCTS, INC.

By:

Charles R. Perrin
Title:	Chief Executive Officer

ATTEST:

Ward M. Miller, Jr.

Title:	Secretary

[CORPORATE SEAL]